FOR IMMEDIATE RELEASE

October 22, 2009

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   October 22, 2009…

  Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) has announced the acquisition of a 450,000 square foot industrial building located at 5025 Tuggle Road, Shelby County, Memphis, Tennessee,  at a purchase price of approximately $14,600,000.  The property is triple-net-leased to FedEx Supply Chain Services, Inc., a subsidiary of FedEx Ground Package System, Inc, through May 31, 2019.

The building was constructed in 1994 for use as a warehouse/distribution center.   FedEx Supply has leased the building since 2005 from Harbin Enterprises, G.P., a Tennessee General Partnership, which was the seller in this transaction.  Darren Sides, Porthaven Partners LLC, acted as broker to Monmouth for this acquisition.

Eugene W. Landy, President, stated, “This purchase brings our gross leasable area to over 6.5 million square feet.  Monmouth Real Estate continues toward its goal of acquiring additional properties that are net-leased on long-term leases to investment grade tenants in 2009-2010.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s portfolio now consists of fifty-nine industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

####